Filed Pursuant to Rule 424(b)(3)
Registration No. 333-285928

Nuveen Credit Strategies Income Fund (NYSE: JQC)

(the “Fund”)

Supplement Dated April 4, 2025 to the

Fund’s Prospectus Dated March 19, 2025

and Prospectus Supplement Dated March 20, 2025

In connection with the Fund’s transferable Rights Offering that commenced March 31, 2025, trading of the Fund’s transferrable subscription rights (“Rights”) (NYSE: JQC RT) will be suspended from trading on the NYSE effective before market open on April 7, 2025.

The Rights are being suspended from trading on the NYSE due to the Rights trading at a price below $0.01. The NYSE may reinstate trading in the Rights at its discretion and there is no guarantee that such reinstatement will occur. During the period which the Rights are suspended from trading on the NYSE, the Rights are expected to trade on the OTC Market under the ticker symbol “JQCNR” beginning at market open on April 7, 2025; however, there can be no assurance that a market for the Rights will develop or, if such a market does develop, what the price of the Rights will be.

PLEASE KEEP THIS WITH YOUR

FUND’S PROSPECTUS AND PROSPECTUS SUPPLEMENT

FOR FUTURE REFERENCE

EGN-JQCP-0425P